SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Preliminary Information Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

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Definitive Information Statement

XSTREAM BEVERAGE GROUP, INC.

(Name of Registrant As Specified in Charter)

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(1)

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(2)

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(3)

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(5)

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(1)

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(2)

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(3)

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Date Filed:

XSTREAM BEVERAGE GROUP, INC.

4800 NW 15 Avenue

Bay A

Fort Lauderdale, Florida 33309

Dear Stockholders:

We are writing to advise you that Xstream Beverage Group, Inc. will amend (the "Amendment") its Articles of Incorporation to:

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increase the number of authorized shares of common stock from 5,000,000 shares to 50,000,000 shares, and

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change the name of our company to Xstream Beverage Network, Inc.

This action was approved on September 10, 2004 by our Board of Directors. In addition, our management and certain other stockholders, who collectively hold a majority in interest of our issued and outstanding voting stock, approved this action by written consent in lieu of a special meeting of our stockholders on September 10, 2004 in accordance with the relevant sections of the Nevada Revised Statutes.

The Amendment will not be effective until after we file it with the Nevada Secretary of State. We intend to file the Amendment 20 days after the date this information statement is first mailed to our stockholders.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. The accompanying information statement is furnished only to inform our stockholders of the actions described above before they take place in accordance with Rule 14c-2 of the Securities Exchange Act of 1934. This information statement is first mailed to you on or about September 15, 2004.

Please feel free to call us at 954-598-7997 should you have any questions on the enclosed information statement. We thank you for your continued interest in Xstream Beverage.

For the Board of Directors of
XSTREAM BEVERAGE GROUP, INC.

	By:	/s/ JERRY PEARRING
Jerry Pearring, President and CEO
September 14, 2004

XSTREAM BEVERAGE GROUP, INC.

4800 NW 15 Avenue

Bay A

Fort Lauderdale, Florida 33309

INFORMATION STATEMENT REGARDING

ACTION TAKEN BY WRITTEN CONSENT OF

MAJORITY STOCKHOLDERS

IN LIEU OF A SPECIAL MEETING

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL

This information statement is being furnished to the stockholders of Xstream Beverage Group, Inc. to provide you with information and a description of an action taken by our Board of Directors and by the written consent of the holders of a majority in interest of our issued and outstanding voting stock. On September 10, 2004, our Board of Directors unanimously approved the following action, subject to authorization by consent of a majority in interest of our stockholders and fulfillment of our statutory obligations:

Proposal 1:

To approve an amendment to our Articles of Incorporation increasing the number of authorized shares of our common stock from 5,000,000 shares to 50,000,000 shares and changing the name of our company to Xstream Beverage Network, Inc.

The full text of the Amendment is attached to this information statement as Exhibit A. In addition, we have included a copies of our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 and our quarterly reports on Forms 10-QSB for the quarters ended March 31, 2004 and June 30, 2004 as part of this information statement.

On September 10, 2004 in accordance with the relevant sections of the Nevada Revised Statutes, Mr. Theodore Farnsworth, our Chairman, Mr. Jerry Pearring, our President and Chief Executive Officer, Mr. Barry Willson, our Vice Chairman and Chief Scientific Officer and other stockholders who collectively own approximately 50.2% of our voting stock, approved the Amendment by written consent in lieu of a special meeting of our stockholders. Please see "Principal Stockholders" appearing later in this information statement.

Our ability to take these actions without holding a stockholders' meeting is made possible by Section 78.320 of the Nevada Revised Statutes which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. In order to eliminate the costs involved in holding a special meeting of our stockholders, our Board of Directors voted to utilize the written consent of the holders of a majority in interest of our voting securities.

 This information statement is first being mailed on or about September 15, 2004 to stockholders of record. This information statement is being delivered only to inform you of the corporate actions described herein before they take effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934.

The entire cost of furnishing this information statement will be borne by us. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this information statement to the beneficial owners of our voting securities held of record by them, and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

PRINCIPAL STOCKHOLDERS

At September 10, 2004, there were 2,553,708 shares of our common stock, 200,000 shares of our Series A Preferred Stock and 43.2 shares of Series B Convertible Preferred Stock issued and outstanding. Our common stock and Series A Convertible Preferred Stock are our only classes of our voting securities; the holders of Series B Convertible Preferred Stock have no voting rights except in limited instances in which their rights pursuant to the designations, rights and preferences of the Series B Convertible Preferred Stock could be changed or materially adversely affected. Each share of common stock has one vote per share, and each share of Series A Convertible Preferred Stock has five votes per share. The following table sets forth, as of September 10, 2004, information known to us relating to the beneficial ownership of these shares by:

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each person who is the beneficial owner of more than 5% of the outstanding shares of the class of stock;

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each director;

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each executive officer; and

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all executive officers and directors as a group.

Unless otherwise indicated, the business address of each person listed is in care of 4800 N.W. 15 Avenue, Bay 1-A, Fort Lauderdale, Florida 33309. We believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Under securities laws, a person is considered to be the beneficial owner of securities he owns and that can be acquired by him within 60 days from September 10, 2004 upon the exercise of options, warrants, convertible securities or other understandings. We determine a beneficial owner's percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person and which are exercisable within 60 days of September 10, 2004 have been exercised or converted.

Common Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class	Percent of Voting Control (1)

Theodore Farnsworth (2)	312,773	12.5%	37.4%
Jerry Pearring	125,000	5.0%	3.6%
Barry Willson	125,000	5.0%	3.6%
All officers and directors as a group (three persons)(2)	562,772	22.5%	44.5%
Laurus Master Fund, Ltd. (3)	2,350,000	48.4%	40.4%
Master Distributors, Inc. (4)	466,524	16.2%	12.0%
Alpha Capital AG (5)(13)	583,332	18.9%	14.3%
Enable Growth Partners, LP (6)(13)	666,665	21.0%	16.0%
Greenwich Growth Fund, Ltd (7)(13)	250,000	9.1%	6.6%
SRG Capital, LLC (8)(13)	333,332	11.7%	8.7%
Stonestreet Limited Partnership (9)(13)	750,000	23.0%	17.6%
Sunrise Equity Partners L.P. (10)(13)	500,000	16.6%	12.5%
Whalehaven Fund Limited (11)(13)	250,000	9.1%	6.6%
Whalehaven Fund Limited #2 AC (12)(13)	250,000	9.1%	6.6%

Series A Convertible Preferred Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class	Percent of Voting Control (1)

Theodore Farnsworth (2)	200,000	100%	37.4%
Jerry Pearring	0	—	—
Barry Willson	0	—	—
All officers and directors as a group (three persons)(2)(3)(4)	200,000	100%	44.5%

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*

represents less than 1%

(1)

Percentage of Voting Control is based upon the number of issued and outstanding shares of our common stock and shares of our Series A Convertible Preferred Stock at September 10, 2004. At September 10, 2004 the holders of our outstanding shares of common stock and Series A Convertible Preferred Stock were entitled to an aggregate of 3,553,708 votes at any meeting of our stockholders, which includes 2,553,708 votes attributable to the outstanding shares of common stock and 1,000,000 votes attributable to the outstanding shares of Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock entitles the holder to five votes at any meeting of our stockholders and such shares will vote together with our common stockholders.

(2)

Includes 255,452 shares of our common stock owned by Xstream Beverage, Inc., a company of which Mr. Farnsworth is the owner, and 200,000 shares of Series A Preferred Stock.

(3)

Laurus Master Fund, Ltd. does not presently own any shares of our common stock. The amounts in the foregoing table includes:

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2,000,000 shares of our common stock issuable upon the conversion of the $3,000,000 principal amount secured convertible term note a conversion rate of $1.50,

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225,000 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $6.40 per share for the first 75,000 shares, $7.80 per share for the next 75,000 shares and $9.00 per share for the remaining 75,000 shares, and

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125,000 shares of our common stock issuable upon the exercise of a common stock purchase warrant with an exercise price of $3.00 per share.

Under the terms of the secured convertible term note and warrant purchased by Laurus Master Fund, Ltd., it has contractually agreed to limit its beneficial ownership of our common stock at any one time to 4.99% of our then outstanding common stock.

(4)

Includes 370,370 shares of our common stock issuable upon the conversion of a promissory note in the principal amount of $2,000,000 issued in July 2004 in connection with our acquisition of the assets of Atlantic Beverage.

(5)

Includes 233,333 shares of our common stock issuable upon conversion of our Series B Preferred at a conversion price of $1.50, 233,333 shares of our common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $2.00 per share and 116,666 shares of our common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $4.00 per share.

(6)

Includes 266,666 shares of our common stock issuable upon conversion of our Series B Preferred at a conversion price of $1.50, 266,666 shares of our common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $2.00 per share and 133,333 shares of our common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $4.00 per share.

(7)

Includes 100,000 shares of our common stock issuable upon conversion of our Series B Preferred at a conversion price of $1.50, 100,000 shares of our common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $2.00 per share and 50,000 shares of our common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $4.00 per share.

(8)

Includes 133,333 shares of our common stock issuable upon conversion of our Series B Preferred at a conversion price of $1.50, 133,333 shares of our common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $2.00 per share and 66,666 shares of our common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $4.00 per share.

(9)

Includes 300,000 shares of our common stock issuable upon conversion of our Series B Preferred at a conversion price of $1.50, 300,000 shares of our common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $2.00 per share and 150,000 shares of our common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $4.00 per share.

(10)

Includes 200,000 shares of our common stock issuable upon conversion of our Series B Preferred at a conversion price of $1.50, 200,000 shares of our common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $2.00 per share and 100,000 shares of our common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $4.00 per share.

(11)

Includes 100,000 shares of our common stock issuable upon conversion of our Series B Preferred at a conversion price of $1.50, 100,000 shares of our common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $2.00 per share and 50,000 shares of our common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $4.00 per share.

(12)

Includes 100,000 shares of our common stock issuable upon conversion of our Series B Preferred at a conversion price of $1.50, 100,000 shares of our common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $2.00 per share and 50,000 shares of our common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $4.00 per share.

(13)

Under the terms of the Series B Preferred and the warrants, the holder has contractually agreed to limit its beneficial ownership of our common stock at any one time to 4.99% and 9.99% of our then outstanding common stock, subject to a waiver of this limitation by the holder upon 61 days notice to us.

PROPOSAL 1

AMENDMENT TO OUR ARTICLES OF INCORPORATION

TO INCREASE THE NUMBER OF OUR AUTHORIZED

SHARES OF COMMON STOCK AND CHANGE

THE NAME OF OUR COMPANY TO XSTREAM BEVERAGE NETWORK, INC.

INCREASE IN AUTHORIZED COMMON STOCK

We currently have authorized 5,000,000 shares of common stock, and at September 10, 2004, we had 2,553,708 shares issued and outstanding. In addition, we have reserved an additional approximately 6,537,495 shares of our common stock for possible issuances, including:

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200,000 shares underlying our Series A Convertible Preferred Stock;

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1,440,000 shares underlying our Series B Convertible Preferred Stock;

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2,370,370 shares underlying outstanding notes in the aggregate principal amount of $5,000,000, including the outstanding $3,000,000 principal amount secured convertible term note issued to Laurus Master Fund, Ltd. as described later in this information statement; and

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2,527,125 shares underlying outstanding options and warrants at exercise prices ranging from $1.50 per share to $100.00 per share.

Pursuant to the Amendment, we will increase the number of authorized shares to 50,000,000 shares. WE ARE NOT PRESENTLY ENGAGED IN ANY REGULAR NEGOTIATIONS, NOR DO WE HAVE ANY PRESENT PLANS, PROPOSALS OR UNDERSTANDINGS TO ISSUE ANY SHARES OF OUR COMMON STOCK AS PART OF A CAPITAL RAISING TRANSACTION OR OTHERWISE OTHER THAN THE TRANSACTIONS WITH LAURUS MASTER FUND, LTD. AND SERIES B CONVERTIBLE PREFRRED STOCK TRANSACTION DESCRIBED BELOW, AND POSSIBLE FUTURE ACQUISITIONS AS TO WHICH WE HAVE NO PRESENT COMMITMENTS OR UNDERSTANDINGS.

In addition to providing for sufficient shares of our common stock for issuance upon the conversion or exercise of the aforedescribed outstanding securities, because our business model provides for the growth of our company in part through the acquisitions of additional companies in our market segment, we also need to increase our authorized common stock to provide for sufficient shares to be issued in future acquisitions.

The Laurus Master Fund, Ltd. Transaction

On May 14, 2004, we entered into a securities purchase agreement with Laurus Master Fund, Ltd. The securities purchase agreement provided for the purchase and sale of our secured convertible term note in the principal amount of $3,000,000. Under the terms of the agreement, the net proceeds were $2,855,500 after payment to Laurus Capital Management, LLC, an affiliate of Laurus Master fund, Ltd., of a closing fee of $131,000. The net proceeds of the offering have been placed in a restricted account and pledged as collateral against any portion of the secured convertible term note that has not been redeemed or converted. In addition, we have granted a security interest to Laurus Master Fund, Ltd. in all of our assets, and the obligations under the secured convertible term note have been guaranteed by our subsidiaries. The security arrangements also include a pledge of stock of all of our current and any future subsidiaries acquired by Xstream during the term of the secured convertible term note.

Initially, $2,855,000 of the proceeds of the secured convertible term note were held in a restrictive account controlled by Laurus Master Fund, Ltd.. Of this amount, approximately $1,737,000 has been released to us for working capital purposes and was used by us to close our acquisition of the assets of Atlantic Beverage. The balance of the funds held in the restricted account are controlled by Laurus Master Fund, Ltd. until we consummate one or more acquisitions which will be subject to the approval of Laurus Master Fund, Ltd. or until all of the outstanding principal amount of the secured convertible term note is converted into shares of our common stock.

Secured Convertible Term Note

The note consists of two tranches, tranche A, for $50,000, and tranche B for $2,950,000. Both tranches mature on May 14, 2007. Beginning on September 1, 2004, we are required to make monthly payments of $1,470.59 together with accrued interest as to the tranche A principal amount and monthly payments of $16,176.47 together with accrued interest as to the tranche B principal amount. Interest on the principal amount of the secured convertible term note is equal to the “prime rate” published in The Wall Street Journal plus 2%. The interest will be increased or decreased as that rate adjusts from time to time; however, the interest rate cannot be less than 6%. Interest was payable monthly beginning June 1, 2004.

The interest rate on the secured convertible term note will be adjusted downward provided we have completed the registration under the Securities Act of 1933 of the securities issuable under the securities purchase agreement based on the price of our common stock. The registration statement of which this prospectus is a part of when declared effective by the Securities and Exchange Commission will satisfy that registration requirement. On a monthly basis, if on the last business day of each calendar month the average closing price of our common stock, as reported by Bloomberg, L.P., for the five trading days immediately preceding that last business date exceeds the tranche B conversion price (initially $5.20), then the interest rate for the next calendar month will be reduced by 100 basis points (1.00%) for each incremental 25% increase in the market price of our common stock above the tranche B conversion price. However, the interest rate does not increase based on any corresponding decline in the market price of our common stock.

Prior to each monthly repayment, Laurus Master Fund, Ltd. will provide a written notice to us and advise us as to whether it chooses to receive cash or common stock or a combination in satisfaction of the repayment amount due for the succeeding month. If we do not receive a repayment notice by the applicable notice date, we will pay the monthly amount in cash. Any cash payment will be made in an amount equal to 102% of the principal portion of the monthly amount due. If Laurus Master Fund, Ltd. chooses to convert all or a portion of the monthly amount into shares of our common stock, the number of shares to be issued will be determined by dividing the monthly amount that is due by the then fixed conversion price, which is presently $1.50, having been adjusted downward as a result of the sale of our Series B Preferred as described below.

On the other hand, Laurus Master Fund, Ltd. is obligated to convert the monthly amount due into shares of common stock if the average closing price for our shares for the five trading days preceding the repayment date is:

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in the case of tranche A, equal to or greater than the tranche A fixed conversion price;

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in the case of tranche B, equal to or greater than 110% of the tranche B fixed conversion price;

Any mandatory or voluntary conversions represent payments in satisfaction of the monthly amount then due or next due; however, the aggregate of these conversions in any payment period cannot exceed 25% of the total dollar trading volume of the common stock during that five-day trading period. No conversion into common stock will take place unless:

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the securities covered by the securities purchase agreement are covered by an effective registration statement; or

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an exemption from registration for the resale of the common stock is available under the Securities Act of 1933;and

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no event of default exists and is continuing.

We have the right, in any case, to redeem the entire principal amount of the secured convertible term note together with accrued and unpaid interest by paying to Laurus Master Fund, Ltd. cash equal to 125% of that amount. In addition, no conversion will take place if the number of shares received upon conversion, combined with other common shares beneficially owned by Laurus Master Fund, Ltd., would exceed 4.99% of the outstanding shares of our common stock.

The conversion price of the note is subject adjustment in the event of stock splits, dividends and combinations, distributions upon account of common stock and/or our issuance of additional common stock or securities convertible into common stock or exercisable under options or warrants at less than the then conversion price of the secured convertible term note, and the conversion prices were, accordingly, adjusted to give effect to our recent one for 20 reverse stock split as described below.

In the event of a default as set forth in the securities purchase agreement which occurs and is continuing, Laurus Master Fund, Ltd. has the right to demand the payment of all principal, interest and other fees payable. In the event of this acceleration, the amount due and owing will be 120% of the remaining portion of the secured convertible term note.

The Common Stock Purchase Warrant

In connection with the securities purchase agreement, we issued a 10 year common stock purchase warrants to Laurus Master Fund, Ltd. to purchase 225,000 shares of our common stock with an exercise price of $6.40 per share for the first 75,000 shares, $7.80 per share for the next 75,000 shares and $9.00 per share for the remaining 75,000 shares. The warrant contains a cashless basis whereby Laurus Master Fund, Ltd. rather than paying the exercise price in cash may surrender a number of warrants equal to the exercise price of the warrants being exercised. The number of shares issuable upon exercise of the warrant and the exercise prices are subject to adjustment in the event of subdivisions, combinations, stock dividends, mergers and/or reclassifications of our common stock, certain distributions on account of our common stock and/or our issuance of additional common stock or securities convertible or exercisable into our common stock at less than the exercise price of the warrants on the date of issuance. The foregoing exercise prices have been adjusted as a result of our recent one for 20 reverse stock split as described below.

The Series B Convertible Preferred Stock Transaction

On August 2, 2004 we sold 43.2 shares of our Series B Convertible Preferred Stock to nine accredited investors and issued the purchasers Series A Common Stock Purchase Warrants and Series B Common Stock Purchase Warrants in a private transaction exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of that act and Rule 506 of Regulation D. We received gross proceeds of $2,160,000. We will use the net proceeds of this offering for general working capital.

Series B Convertible Preferred Stock

The designations, rights and preferences of the Series B Preferred provide:

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the shares have a liquidation preference of $50,000 per share,

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the shares of our Series B Preferred are convertible into shares of our common stock equal to the liquidation preference divided by the conversion price of $1.50 per share. The conversion price is subject to adjustment in the event of stock splits and combinations, dividends or distributions, reclassifications or reorganizations, or in the event we issue or sell any additional shares of common stock or other securities which are convertible into common stock or common stock equivalents at a price less than the then current conversion price. Holders are restricted in their ability to convert the Series B Preferred into common stock if at the time of conversion the number of shares of common stock to be issued, together with all other shares of common stock owned by the holder, would result in the holder owning in excess of either 4.9% or 9.9% of the then issued and outstanding shares of our common stock, subject to a waiver by the holder of these limitations upon 61 days notice to us,

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the holders have the right to require us to redeem all or a portion of the shares the Series B Preferred under certain circumstances, including:

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upon the occurrence of a Major Transaction (as that term is defined in the designations of the Series B Preferred). In this event, the redemption price would be equal to 100% of the liquidation preference plus all accrued but unpaid dividends, and

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upon the occurrence of a Triggering Event ( as that term is defined in the designations of the Series B Preferred). In this event, the redemption price would be equal to 120% of the amount of the liquidation preference plus all accrued but unpaid dividends.

Upon either occurrence, at our discretion we can pay the redemption price in cash or shares of common stock based upon the then current conversion price,

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on the date which is 42 months from the date of issuance of the Series B Preferred, at the option of the holder we are required to redeem the outstanding shares of Series B Preferred into such number of shares of our common stock as equal the liquidation preference plus all accrued but unpaid dividends divided by the conversion price then in effect, or for cash at a price equal to the number of shares of common stock each holder would be entitled to receive at the conversion price then in effect multiplied by $1.85,

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so long as the Series B Preferred is outstanding, without the consent of the holders of at least ¾ of the outstanding shares of Series B Preferred we cannot:

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amend the provisions of the Series B Preferred,

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repurchase, redeem or pay any dividends on our common stock or any other securities which rank junior to the Series B Preferred,

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amend our Articles of Incorporation or By-laws in a manner which would materially and adversely any right of the Series B Preferred,

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make any distribution with respect to any junior security,

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voluntarily file for bankruptcy, liquidate our assets or make an assignment for the benefit of our creditors,

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change the nature of our business, or

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so long as at least $1,500,000 of the Series B Preferred is outstanding (which represents 30 shares), we cannot authorize or create any class of securities which ranks senior to our pari passu with the Series B Preferred

Other than in the foregoing instances, the Series B Preferred has no voting rights.

•

it ranks senior to our common stock and to all other classes of our securities which do not specifically provide that they are senior to our Series B, but subordinate to all of our indebtness, and

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it pays cumulative semi-annual dividends of 6% per annum, payable at our option in cash, registered shares of our common stock or additional shares of our Series B Preferred. If we choose to pay the dividends in registered shares of our common stock, the shares are valued at the then conversion price of the Series B Preferred and if we choose to pay the dividends in shares of Series B Preferred, those shares are valued at the liquidation preference of the stock.

Common Stock Purchase Warrants

We issued the purchasers of the Series B Preferred two series of five year common stock purchase warrants. The Series A Warrants are exercisable into a number of shares of our common stock equal to 100% of the shares issuable upon the conversion of the Series B Preferred at an exercise price of $2.00 per share. The Series B Warrants are exercisable into a number of shares of our common stock equal to 50% of the shares issuable upon the conversion of the Series B Preferred at an exercise price of $4.00 per share. All other terms of the warrants are identical, and include:

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the warrants are transferable at the discretion of the holder,

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the number of shares underlying the warrant and the exercise price of each warrant are subject to adjustment in the event of recapitalization, reorganization, reclassifications, consolidations, mergers or a sale of all or substantially all of our assets or properties, stock dividends, subdivisions and combinations and distributions as well as issuance of additional shares of our common stock or any common stock equivalents (as that term is defined in the warrant) at a price less than the then current exercise price of the warrant or if we purchase any shares of our common stock at a price greater than the market value or the current exercise price,

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holders are restricted in their ability to exercise the warrants if at the time of exercise the number of shares of common stock to be issued, together with all other shares of common stock owned by the holder, would result in the holder owning in excess of either 4.9% or 9.9% of the then issued and outstanding shares of our common stock, subject to a waiver by the holder of these limitations upon 61 days notice to us, and

•

beginning 12 months from the effective date of the registration statement covering the resale of the shares of common stock underlying the warrants at our option upon 20 days notice we can call up to 100% of the warrants at $0.01 per share if the market value of our common stock has been greater than 400% of the conversion price then in effect for our Series B Preferred for 20 trading days immediately preceding the call notice, subject to certain requirements.

Other terms of the offering

H.C. Wainwright & Co. acted as placement agent for us in this offering and we paid that firm a 10% cash commission ($216,000) and five year common stock purchase warrants to purchase 228,000 shares of our common stock at an exercise price of $1.50 per share. In connection with the transaction, we also agreed to pay the attorney's fees of the purchasers in an amount not to exceed $35,000. We also granted the purchasers a three year right of first offer and refusal for certain subsequent financings, other than those we may enter into with Laurus Master Fund, Ltd. or any entity which Laurus Master Fund, Ltd. may introduce to us.

We also granted the purchasers registration rights covering the shares of our common stock issuable upon the conversion of the Series B Preferred and the exercise of the Series A and Series B warrants, including the shares underlying the warrants issued to the placement agent (the "Registrable Securities"). We have agreed to file a registration statement with the Securities and Exchange Commission within 30 days of the closing of this offering which, when declared effective, will permit the public resale of the Registrable Securities. If we should fail to file the registration statement on a timely basis or if the registration statement is not declared effective by the Securities and Exchange Commission within 120 days from its filing date, or in certain other instances specified in the registration rights agreement, we are required to pay the holders liquidated damages equal to 2% of their initial investment for the first month or any portion of that month and thereafter 1.25% for each successive month or any portion of that month until the registration statement is effective or we have cured the other events of default.

The Reverse Stock Split

On July 6, 2004 our Board of Directors approved a one for 20 reverse stock split of our outstanding common stock. Our Board of Directors decided to effect the reverse stock split to reduce the cost to trade our common stock and to achieve pricing more in line with institutional price preferences and with most major exchanges. In connection with implementing the reverse stock split, on July 12, 2004 we filed a Certificate of Change Pursuant to NRS 78.209 with the Secretary of State of Nevada which effective July 19, 2004 reduced the number of authorized shares from 100,000,000 to 5,000,000 and corresponding reduced the number of issued and outstanding common shares from 47,854,417 to approximately 2,392,721, subject to rounding.

We utilized a provision under Nevada law which permits a company, without stockholder approval, to increase or decrease the number of its issued and outstanding securities providing that it concurrently and on the same pro-rata basis increases or decreases it authorized shares of that same class of securities. Therefore, the one for 20 reverse stock split not only reduced the number of issued and outstanding shares of our common stock, it also reduced the number of authorized shares.

Effective with the reverse split, the voting rights attributable to our Series A Convertible Preferred Stock which is held by Mr. Farnsworth, our Chairman, were proportionately reduced from 100 votes per share to five votes per share, and the number of shares of common stock into which the Series A Convertible Preferred Stock is convertible was reduced from one share of common stock for one share of Series A Convertible Preferred Stock converted to one share of common stock for 20 shares of Series A Convertible Preferred Stock converted. These reductions were on the same pro-rata basis as the reverse stock split and reduction in the number of our authorized shares of common stock.

Conclusion

The effect of the foregoing three events, while unrelated and not undertaken as steps of a single transaction, has been to provide us with additional capital to grow our company but reduced the number of authorized but unissued shares of common stock below the level which is necessary to meet our present commitments. Our Board of Directors and our consenting stockholders believe that it is necessary to increase our authorized common shares to 50,000,000 to provide us with sufficient authorized but unissued shares of common stock:

•

for future issuances upon the exercise or conversion of outstanding shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, the notes in the aggregate principal amount of $5,000,000 and outstanding options and warrants, and

•

to provide us with the flexibility to issue shares of common stock in possible mergers, acquisitions or other business combinations, future financings, stock dividends or distributions, equity incentive plans or other proper corporate purposes which may be identified in the future by the Board of Directors.

Although the increase in the authorized number of shares of common stock will not, in and of itself, have any immediate effect on the rights of our stockholders, any future issuance(s) of additional shares of common stock could affect our stockholders in a number of respects, including, but not limited to, diluting the voting power of the current holders of our common stock, and diluting the earnings per share and book value per share of our common stock at such time. In addition, the issuance of additional shares of common stock could adversely affect the market price of our common stock.

Our Board of Directors and our consenting stockholders believe that the financial flexibility offered by the proposed Amendment outweighs any disadvantages that it may have, and that it is in the best interest of Xstream Beverage and its stockholders to have additional shares of common stock authorized and available for issuance or reservation on an as-needed basis without the delay or expense of seeking stockholder approval (unless required by law).

The increase in the number of authorized shares of common stock could also make it more difficult for a person to acquire control of our company. While the Amendment may have anti-takeover ramifications, rendering it more difficult to obtain control of our company by means of tender offer, proxy contest, merger or otherwise, it may encourage persons seeking to acquire our company to negotiate directly with our Board of Directors, enabling the Board of Directors to consider the proposed transaction in a manner that best serves the stockholders' interest.

NAME CHANGE

The Amendment will also change the name of our company to Xstream Beverage Network, Inc. Our Board of Directors and consent stockholders believe that this name change is necessary to more align our corporate name and brand to the nature of our business and operations.

Manner of Effecting the Amendment

The Amendment will be effected by the filing of the Amendment with the Secretary of the State of Nevada. The increase in our authorized common stock will become effective on the effective date of that filing. We anticipate that we will file the Amendment with the Secretary of State of Nevada on or about October 7, 2004, which is 20 days after the date this information statement was first mailed to our stockholders.

Appraisal Rights

No appraisal rights are available under the Nevada Revised Statutes or under our Articles of Incorporation as a result of the Amendment.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We are required to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C., and at its offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. Copies of our SEC filings are also available to the public from the SEC's web site at www.sec.gov.

XSTREAM BEVERAGE GROUP, INC.

By:	/s/ JERRY PEARRING
Jerry Pearring, President

EXHIBIT A

DEAN HELLER

Secretary of State

[SEAL]

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4299

(775)684-5708

Website: secretaryofstate.biz

Certificate of Amendment

(Pursuant to NRS 78.385 and 78.390)

Important: Read attached instructions before completing form.

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.

Name of corporation: Xstream Beverage Group, Inc.

2.

The articles have been amended as follows (provide article numbers, if available):

ARTICLE I - The name of the company is Xstream Beverage Network, Inc.

ARTICLE IV - The number of shares of authorized capital stock of the Corporation is 50,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

3.

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted of the amendment is: a majority.

4.

Effective date of filing (optional).

5.

Officer Signature (required): /s/ Jerry Pearring, President

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit proper fees may case this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees. See attached fee schedule.

Nevada Secretary of State AM 78.385 Amend 2003

Revised on: 11/03/03

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